Exhibit 10.3

AMENDMENT AGREEMENT

This Amendment Agreement (“Agreement”) is made as of the 10th day of September, 2008, by and among Valley View Downs, LP, a Pennsylvania partnership (“Partnership”), Centaur Pennsylvania, LLC, an Indiana limited liability company (“Centaur PA”), PR Valley View Downs, L.P., a Pennsylvania limited partnership (“PREIT”), and PREIT-RUBIN, INC., a Delaware corporation (“Developer”).

RECITALS:

A. Partnership sought and obtained a harness racing license from the Pennsylvania Harness Racing Commission to operate a race track in Lawrence County, Pennsylvania (“Project”). Partnership sought, but has been unsuccessful in obtaining, a Category 1 slot license for Alternative Gaming from the Pennsylvania Gaming Control Board. As a result, Centaur, Inc., the ultimate parent of Partnership, desires to sell its equity interest in Partnership.

B. Partnership, Centaur PA and PREIT entered into a Binding Memorandum Of Understanding dated October 7, 2004, which was amended by the parties thereto and by Developer by Amendment No. 1 to Binding Memorandum of Understanding dated October 1, 2007 (collectively “MOU”), pursuant to which the parties agreed on certain matters, including the scheduled return, with interest of the Initial PREIT Payment, agreement upon the Termination Payment and its scheduled payment in lieu of certain rights in favor of PREIT and the execution of an agreement for development services and the scheduled payment of the Development Fee.

C. Pursuant to the terms of the MOU, Partnership and Developer entered into a Development Agreement dated October 1, 2007 (“Development Agreement”), pursuant to which Developer agreed to provide certain services in exchange for the Development Fee.

D. As a result of regulatory delays in Pennsylvania, Partnership has ceased its development activities with respect to the Project. Therefore, the activities contemplated to be performed by PREIT and Developer will not be required and there will be insufficient funds to satisfy the payments specified under the MOU and Development Agreement.

E. Notwithstanding the stated considerations and repayments set forth in the MOU and the Development Agreement, the parties desire to establish a mechanism for termination of the MOU and the Development Agreement as well as a discounted payment in lieu of the stated financial obligations under the MOU and the Development Agreement.

F. The Partnership and Centaur PA are each Subsidiary Guarantors of certain loans to Centaur LLC, which loan agreements are in the process of being amended and restated and require, interalia, that the Project, or equity interests therein, be sold.

G. Capitalized Terms used but not defined in this Agreement shall have the meanings as described in the MOU, the Development Agreement and the Amended Loan Agreements as defined in Section 5(c) below.

NOW, THEREFORE, in consideration of the foregoing and of their mutual promises, the parties hereby agree as follows:

1. Definitions.

(a) “Capital Transaction” means either (i) the sale of all or substantially all of the assets of Partnership, (ii) the sale of all or substantially all of the partnership interests in Partnership, (iii) the sale of all or substantially all of the membership interests of Centaur Pennsylvania, LLC, (iv) a merger or related transaction which results in the equivalent of the sale described in items (ii) and (iii), or (v) a sale of equity interests in Partnership and/or Centaur Pennsylvania, LLC which results in Centaur, LLC owning, directly or indirectly, no more than a 67% interest in Partnership and wherein Partnership has simultaneously entered into a management or other oversight agreement with an affiliate of the buyer or buyer’s designee, the practical effect of which will be that neither Centaur, LLC nor any affiliate of Centaur, LLC or any principal or employee of Centaur LLC or affiliate thereof, or any relative of any such principal or employee would retain or receive any material economic value with respect to the Project after the date of such transaction, or (vi) any other transaction pursuant to which substantially all of the economic benefit of the Project is transferred by sale or contract to any unaffiliated third party.

(b) “Outside Closing Date” means September 30, 2010.

(c) “Discount Payment” means the sum of Thirteen Million Dollars ($13,000,000).

2. Suspension of Payments. Notwithstanding the scheduled payments identified in the MOU and the Development Agreement, the parties agree that no payments with respect to the Initial PREIT Payment, the Termination Amount, the Development Fee or otherwise will be payable by the Partnership prior to the Outside Closing Date and all such payments shall be suspended until that date. In the event that a Capital Transaction does not occur by the Outside Closing Date, then the scheduled dates for payment of the Initial PREIT Payment, the Termination Amount and the Development Fee under the MOU and the Development Agreement shall resume and be reset such that all suspended payments shall thereafter commence on the day after the Outside Closing Date and shall be thereafter be payable on their respective future reset payment dates.

3. Capital Transaction. (a) Partnership shall notify PREIT in writing promptly after the execution of definitive documents respecting a Capital Transaction that a definitive agreement has been reached. Such notice shall include the identity of the parties, the sale price and the estimated funds available for Permitted Pennsylvania Project Proceeds Payments. Upon request of PREIT, Partnership shall forward a copy of the executed definitive documents to PREIT. Such definitive documents and all information provided to PREIT relative to such transaction shall be subject to the provisions of the Confidentiality Agreement executed by PREIT in connection with this Agreement.

(b) In the event a Capital Transaction occurs by the Outside Closing Date, then notwithstanding the amounts scheduled to be paid or reimbursed under the MOU and the Development Agreement, PREIT and Developer agree to accept, in lieu thereof, the Discount Payment in full satisfaction of all financial obligations of Partnership under the MOU and the Development Agreement, including but not limited to amounts otherwise due respecting the Initial PREIT Payment, the Termination Amount and the Development Fee. The Discount Payment shall be payable in cash on the date of the consummation of the Capital Transaction. The Discount Payment shall be transmitted via wire transfers and allocated between PREIT and Developer as mutually directed by them to Partnership in writing on or before the date of closing of the Capital Transaction and, in the absence of mutual agreement and written direction, shall be payable by check jointly to both of them. In exchange for the Discount Payment, Developer and PREIT agree to enter into mutual terminations of the Development Agreement and MOU, respectively, simultaneously with receipt of payment.

4. Application of Proceeds. The net proceeds of the Pennsylvania Project Sale, to the extent such proceeds are available for Permitted Pennsylvania Project Proceeds Payments, shall be applied first to pay the Discount Payment and the other Permitted Pennsylvania Project Proceeds Payments in full prior to the payment of any other obligations of Partnership, Centaur PA or any Affiliate thereof.

5. Representations. To induce PREIT and Developer to enter into this Agreement, Partnership and Centaur PA represent and warrant as set forth below.

(a) The Racing License is held by Partnership, and Partnership is the applicant for the Gaming License.

(b) All or substantially all of the interests in Partnership are held by Centaur PA or an Affiliate thereof. No interests in Partnership are held individually by principals or employees of Centaur LLC or principals or employees of an Affiliate thereof.

(c) The draft copies of the Amended and Restated First Lien Revolving Credit and Term Loan Agreement (Milbank Draft 9/9/2008) and the Amended and Restated Second Lien Term Loan Agreement (Milbank Draft 9/9/2008) (collectively, the “Amended Loan Agreements”) delivered to PREIT are true and correct copies thereof and are final drafts in all substantial respects material to PREIT.

(d) If Centaur LLC is unable to close under the Amended Loan Agreements, it is extremely likely that Centaur LLC will cause Partnership and Centaur PA to file for protection under Chapter 11 of the bankruptcy laws of the United States.

(e) Centaur LLC intends to comply with the provisions of Section 5.21 of each of the Amended Loan Agreements.

(f) Centaur LLC has received sufficient commitments from other creditors of Partnership and Centaur PA to reduce their respective obligations to such other creditors that it reasonably expects PREIT and Developer to receive the full Discount Payment at the closing a Capital Transaction if the net proceeds equal or exceed $150 million.

(g) Neither Partnership nor Centaur PA has granted a security interest in the funds available for Permitted Pennsylvania Project Proceeds Payments to any other Person.

6. Covenant. Partnership and Centaur PA agree that if Centaur LLC enters into a further amendment or modification to the Amended Loan Agreements that would result in a change to the definition of “Permitted Pennsylvania Project Proceeds Payments” to reduce the amount of $20,000,000 described in item (i), to increase the amount of $130,000,000 in item (b) or that would result in other changes that would prevent or preclude the payment of the Discount Payment upon the closing of a Capital Transaction notwithstanding sales proceeds of $150,000,000 from such Capital Transaction, then Centaur LLC shall provide a payment guaranty to PREIT and Developer in a form reasonably satisfactory to them of Valley View’s and Centaur PA’s obligations to pay the Discount Payment at the closing of a Capital Transaction in accordance with the terms of this Agreement.

7. Performance. Centaur LLC is entering into this Agreement solely to agree to use reasonable business efforts to cause Partnership and Centaur PA to comply with their respective agreements hereunder.

8. Acknowledgment. Partnership and Centaur PA acknowledge that PREIT and Developer are entering into this Agreement in reliance on the representations and agreements made by Partnership and Centaur PA herein.

9. Agreements Ratified and Confirmed. Except as amended hereby, the MOU and Development Agreement shall remain unchanged and in full force and effect.

10. Counterparts. This Agreement may be executed in multiple counterparts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written.

PARTNERSHIP:

VALLEY VIEW DOWNS, L.P., a Pennsylvania limited partnership

By:	VALLEY VIEW DOWNS GP, LLC, an Indiana limited liability company, its general partner

	By:	/s/ Kurt E. Wilson
Kurt E. Wilson, Authorized Representative

CENTAUR PA:

CENTAUR PENNSYLVANIA, LLC

By:	/s/ Kurt E. Wilson
Kurt E. Wilson, Authorized Representative

CENTAUR LLC, an Indiana limited liability company

By:	/s/ Kurt E. Wilson
Kurt E. Wilson, Authorized Representative

DEVELOPER:

PREIT-RUBIN, INC., a Delaware corporation

By:	/s/ Robert F. McCadden
(Signature)
Robert F. McCadden
Executive Vice President and Chief Financial Officer
(Printed Name and Title)

PREIT:

PR VALLEY VIEW DOWNS, L.P.

By:	PR VALLEY VIEW DOWNS, LLC, its general partner

	By:	PREIT ASSOCIATES, L.P., its sole member

		By:	PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, its general partner

By:	/s/ Robert F. McCadden
(Signature)
Robert F. McCadden
Executive Vice President and Chief Financial Officer
(Printed Name and Title)